Exhibit 99.1

Rogers Corporation Reports 2008 Second Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE:ROG) today announced second quarter 2008 revenues of $97.7 million and net earnings of $0.44 per diluted share. Revenues and earnings per diluted share were in line with the Company’s April 30, 2008 guidance of $97-$100 million in sales and $0.41-$0.45 in earnings per diluted share. Second quarter 2007 revenues from continuing operations were $97.9 million with a net loss from continuing operations of $0.28 per diluted share, which included $12.9 million, or $0.47 per diluted share, of restructuring charges.

High Performance Foams

High Performance Foams achieved record quarterly sales of $29.8 million, approximately 19% higher than the second quarter of 2007. General strength across all markets helped drive sales for this period, especially sales into the portable communications and consumer electronics markets. The PORON® “Soft Seal” family of premium polyurethane foam products continues to gain momentum as the design-in choice in handheld devices at multiple OEM’s. Silicone foam products sales were also at record levels, due to increased demand across most market segments.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $29.5 million, down approximately 12% from the second quarter of 2007. High frequency advanced circuit material products experienced weaker demand in low noise block down converters (LNB’s) for the Satellite TV market and in chip packaging materials for a large customer. Although advanced circuit material product sales in the infrastructure market were down slightly this quarter, the Company anticipates it will benefit in the future from the on-going global roll-out of “3G” (Third Generation) wireless systems. Conversely, the Company continued to see strength in the high reliability markets for its high frequency advanced circuit material products in radar and guidance system devices. Also during the quarter, the Company continued the construction of a building on its Suzhou, China campus to expand the manufacturing capacity of high frequency advanced circuit materials. This new facility is anticipated to be in production in 2010.

Custom Electrical Components

Custom Electrical Component sales for the second quarter were $24.6 million, compared to sales of $28.5 million reported in the second quarter of 2007. The decline in sales was driven by a reduction in demand for electroluminescent lamps (EL) for keypad backlighting in the portable communications market, as the Company has previously announced. However, power distribution systems recorded its eleventh consecutive quarter of record year-over-year quarterly sales, driven primarily by increased demand in mass transit applications. The Company expects to continue to benefit from the continued infrastructure expansion and spending in China and other countries around the world, as more mass transit systems are built.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $29.2 million, an increase of 11.5% compared to the $26.2 million sold in the second quarter of 2007. The Company’s polyurethane foam joint ventures with INOAC Corporation in Japan and China and its polyimide laminate systems joint venture with Mitsui Chemicals, Inc. drove the growth for this quarter.

Other Information

Rogers’ gross margin for the second quarter of 2008 was 32.1% versus 16.0% in the second quarter of 2007, which reflects the restructuring charges taken during that period. Inventories at the end of the second quarter totaled $48.3 million versus $47.9 million at the end of the first quarter 2008 and $51.2 million at the end of 2007.

Rogers’ balance sheet ended the second quarter with a cash and short-term investment balance of $43.5 million and the Company generated free cash flow of $19.3 million. Capital expenditures were approximately $6.1 million for the second quarter 2008 and $9.1 million year-to-date. Total capital expenditures for the year are expected to be approximately $25 million.

As initially reported in the first quarter of 2008, Rogers continues to hold investments totaling $54.4 million (par value) in auction-rate securities. None of these securities were liquidated in the second quarter of 2008. Due to the continued uncertainty in the credit markets, the Company recorded an additional temporary impairment of $0.6 million in the second quarter of 2008, which is reflected as a reduction to equity on the balance sheet, bringing the total net value of these investments to approximately $52.7 million. In the interim, the Company will continue to classify these investments as long-term marketable securities on its balance sheet, except those that mature within 12 months.

The Company’s second quarter effective tax rate was 29.6%. The Company believes its tax rate will continue to be at this level for the remainder of 2008.

Robert D. Wachob, Rogers’ President and CEO commented; “Second quarter results were in line with expectations and even though year-over-year quarterly sales were basically constant, we did significantly better on the bottom line this quarter. As we anticipated, the restructured Durel business declined by approximately $6 million during the quarter, but overall, the other businesses grew to make up the shortfall in those revenues. Rogers is debt-free with strong cash flow and profits and is developing many new products to meet the growing needs of our customers. As a result, I believe we are well positioned to meet the challenges that lie ahead. For the third quarter we project net earnings per diluted share of $0.45-$0.48 and sales of $98-$101 million.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorporation.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of July 30, 2008, and Rogers undertakes no duty to update this information unless required by law.

Additional Information and July 31, 2008 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorporation.com

Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer

Phone: 860-779-5508

FAX: 860-779-4714

Investor Contact: William J. Tryon, Manager of Investor and Public Relations

Phone: 860-779-4037

FAX: 860-779-5509

Email: william.tryon@rogerscorporation.com

A conference call to discuss second quarter results will be held on Thursday, July 31, 2008 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Paul B. Middleton, Principal Accounting Officer and Treasurer

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-706-634-1907 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, August 7, 2008. The passcode for the audio replay is 57313118.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Net sales	$97,665	$97,891	$199,998	$212,962
Cost of sales	66,278	82,246	136,218	162,240
Gross margin	31,387	15,645	63,780	50,722

Selling and administrative	18,830	17,568	37,214	36,859
Research and development	5,940	6,043	11,237	11,723
Restructuring and impairment charges	-	3,082	-	3,082
Operating income (loss) (a)	6,617	(11,048)	15,329	(942)

Equity income in unconsolidated joint ventures	1,517	1,474	2,610	2,742
Other income less other charges	1,049	185	1,435	772
Interest income, net	615	460	1,470	885
Income (loss) from continuing operations before income taxes	9,798	(8,929)	20,844	3,457
Income tax expense (benefit)	2,902	(4,264)	6,128	(1,319)
Income (loss) from continuing operations	6,896	(4,665)	14,716	4,776
Income (loss) from discontinued operations	-	335	-	405
Net income (loss)	$6,896	$(4,330)	$14,716	$5,181

Basic net income per share:
Income (loss) from continuing operations	$0.44	$(0.28)	$0.93	$0.29
Income (loss) from discontinued operations	-	0.02	-	0.02
Net income (loss)	$0.44	$(0.26)	$0.93	$0.31

Diluted net income per share:
Income (loss) from continuing operations	$0.44	$(0.28)	$0.93	$0.28
Income (loss) from discontinued operations	-	0.02	-	0.02
Net income (loss)	$0.44	$(0.26)	$0.93	$0.30

Shares used in computing:
Basic	15,529,891	16,562,239	15,831,709	16,698,335
Diluted	15,592,453	16,562,239	15,872,119	16,945,409

(a) Net of depreciation and amortization from continuing operations for the second quarter and year-to-date 2008 of $4.9 million and $9.8 million, and 2007 of $6.7 million and $11.9 million respectively.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 29, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$41,234	$36,328
Short–term investments	2,262	53,300
Accounts receivable, net	62,951	76,965
Accounts receivable from joint ventures	2,177	3,368
Accounts receivable, other	1,330	2,319
Inventories	48,264	51,243
Prepaid income taxes	3,607	5,160
Deferred income taxes	8,709	10,180
Asbestos-related insurance receivables	4,303	4,303
Other current assets	4,697	3,888
Total current assets	179,534	247,054

Property, plant and equipment, net	149,371	147,203
Investments in unconsolidated joint ventures	32,017	30,556
Deferred income taxes	15,811	9,984
Pension asset	2,173	2,173
Goodwill and other intangibles	10,131	10,131
Asbestos-related insurance receivables	19,149	19,149
Long-term marketable securities	50,434	-
Other assets	4,787	4,698
Total assets	$463,407	$470,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,982	$22,127
Accrued employee benefits and compensation	19,082	14,991
Accrued income taxes payable	6,712	6,326
Asbestos-related liabilities	4,303	4,303
Other current liabilities	14,423	20,539
Total current liabilities	61,502	68,286

Noncurrent pension liability	8,009	8,009
Noncurrent retiree health care and life insurance benefits	6,288	6,288
Asbestos-related liabilities	19,341	19,341
Other long-term liabilities	8,902	5,043
Shareholders’ equity	359,365	363,981
Total liabilities and shareholders’ equity	$463,407	$470,948

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com